UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VULCAN MATERIALS COMPANY
(Name of Registrant as Specified in its Charter)

MARTIN MARIETTA MATERIALS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 14, 2012, Martin Marietta Materials, Inc. issued the following press release:

MARTIN MARIETTA IS SUBJECT TO ORDER OF

DELAWARE COURT OF CHANCERY

RALEIGH, NORTH CAROLINA, May 14, 2012 – Martin Marietta Materials, Inc. (NYSE: MLM) announced today that in accordance with the decision of the Delaware Court of Chancery on May 4, 2012, the Court of Chancery today issued an order implementing its decision which until September 14, 2012 enjoins Martin Marietta from, among other things, pursuing Martin Marietta’s exchange offer for shares of Vulcan Materials Company, prosecuting Martin Marietta’s proxy contest at Vulcan’s 2012 annual meeting of shareholders, and otherwise taking steps to acquire control of Vulcan shares or assets.

Also, as required by the Court of Chancery’s order, Martin Marietta is, among other things, terminating its exchange offer and withdrawing its related registration statement, withdrawing its Hart-Scott Rodino Act filing in connection with its exchange offer, and withdrawing its nominees for election at the Vulcan 2012 annual meeting and terminating the related solicitation of proxies. Any “BLUE” proxy cards and “BLUE” voting instruction forms that were previously circulated and have or may be received will not be effective, will not be voted by Martin Marietta at the Vulcan 2012 annual meeting and will be discarded.

As previously announced, Martin Marietta is appealing the Court of Chancery’s decision to the Delaware Supreme Court.

About Martin Marietta

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

Contact

Anne Lloyd

Executive Vice President, Chief Financial Officer and Treasurer

Martin Marietta Materials, Inc.

(919) 788-4367

investor.relations@martinmarietta.com